Lilyanna L. Peyser
Attorney Advisor
Securities and Exchange Commission
Division of Corporate Finance
100 F. Street NE
Washington, D. C.  20549

July 8, 2010

RE:     American Electric Power Company, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
Definitive Proxy Statement on Schedule 14A
Filed March 15, 2010
File No.  001-03525

Appalachian Power Company
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
Definitive Information Statement on Schedule 14A
Filed March 19, 2010
File No. 001-03457

Ohio Power Company
Form 10-K for the Fiscal year Ended December 31, 2009
Filed February 26, 2010
Definitive Information Statement on Schedule 14A
Filed March 19, 2010
File No.  001-06543

Columbus Southern Power Company
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
File No.  001-06543

Indiana Michigan Power Company
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
File No. 001-06543

Public Service Company of Oklahoma
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
File No.  001-06543

Southwestern Electric Power Company
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
File No.  001-06543

This letter confirms our conversation today and grants the companies an extension through July 16, 2010 to respond to the SEC comments. Please do not hesitate to call me (614-716-1648) with any questions you may have regarding this.

Very truly yours,

/s/ Thomas G. Berkemeyer